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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                          AXIS CAPITAL HOLDINGS LIMITED

                                (NAME OF ISSUER)

                                  COMMON STOCK
                         (TITLE OF CLASS OF SECURITIES)

                                  G0692 4 10 9
                                 (CUSIP NUMBER)

                                December 31, 2003
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------------                          --------------------------
CUSIP NO.   G0692 4 10 9                   13G                PAGE 2 OF 15 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1.        Name of Reporting Person:  Blackstone Management Associates (Cayman)
                                     III L.P.
          I.R.S. Identification Nos. of above persons (entities only):
--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]

--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization: Cayman Islands


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power: 14,809,645


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  14,809,645
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------- ----------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          14,809,645



--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]


--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  9.5%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  oo


--------- ----------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO.  G0692 4 10 9                    13G                PAGE 3 OF 15 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone FI Capital Partners (Cayman) L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]


--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  11,961,353


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  11,961,353
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------------------------- ------ ---------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          11,961,353

--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  7.7%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------- ----------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO.  G0692 4 10 9                   13G                 PAGE 4 OF 15 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone FI Offshore Capital Partners
                                    (Cayman) L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]


--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  2,329,957


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  2,329,957
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------------------------- ------ ---------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          2,329,957

--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  1.5%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------- ----------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO.  G0692 4 10 9                    13G            PAGE 5 OF 15 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1.        Name of Reporting Person: Blackstone Family Investment Partnership
                                    (Cayman) III L.P.
          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]


--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  Cayman Islands


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  518,335


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  518,335
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------------------------- ------ ---------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          518,335
--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]

--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9): 0.3%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  PN


--------- ----------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO. G0692 4 10 9                13G                    PAGE 6 OF 15 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1.        Name of Reporting Person: Peter G. Peterson
          I.R.S. Identification Nos. of above persons (entities only):

--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]

--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization:  United States


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  14,809,645


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  14,809,645
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------- ----------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          14,809,645

--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                [ ]

--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  9.5%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN


--------- ----------------------------------------------------------------------

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----------------------------                          --------------------------
CUSIP NO.   G0692 4 10 9                13G                   PAGE 7 OF 15 PAGES
----------------------------                          --------------------------

--------- ----------------------------------------------------------------------
1.        Name of Reporting Person:  Stephen A. Schwarzman
          I.R.S. Identification Nos. of above persons (entities only):
--------- ----------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                         (b) [X]

--------- ----------------------------------------------------------------------
3.        SEC Use Only


--------- ----------------------------------------------------------------------
4.        Citizenship or Place of Organization: United States


--------------------------- ------ ---------------------------------------------
                            5.     Sole Voting Power:  14,809,645


          NUMBER OF         ------ ---------------------------------------------
           SHARES           6.     Shared Voting Power:  0
        BENEFICIALLY
          OWNED BY
            EACH            ------ ---------------------------------------------
         REPORTING          7.     Sole Dispositive Power:  14,809,645
        PERSON WITH

                            ------ ---------------------------------------------
                            8.     Shared Dispositive Power:  0


--------- ----------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person:
          14,809,645


--------- ----------------------------------------------------------------------
10.       Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)                                                 [ ]


--------- ----------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9):  9.5%


--------- ----------------------------------------------------------------------
12.       Type of Reporting Person (See Instructions):  IN


--------- ----------------------------------------------------------------------

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                                  PAGE 8 OF 15

ITEM 1(a). NAME OF ISSUER:

Axis Capital Holdings Limited

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

106 Pitts Bay Road, Hamilton, Prembroke, Bermuda

ITEM 2(a). NAME OF PERSON FILING:

Blackstone Management Associates (Cayman) III L.P.
Blackstone FI Capital Partners (Cayman) L.P.
Blackstone FI Offshore Capital Partners (Cayman) L.P.
Blackstone Family Investment Partnership (Cayman) III L.P.
Peter G. Peterson
Stephen A. Schwarzman

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Blackstone Management Associates  (Cayman) III L.P.
c/o Walkers SPV Limited
Walker House
P.O. Box 908 GT Georgetown
Grand Cayman, Cayman Islands

ITEM 2(c). CITIZENSHIP:

Blackstone Management Associates (Cayman) III L.P. - Cayman Islands Blackstone FI Capital Partners (Cayman) L.P. - Cayman Islands
Blackstone FI Offshore Capital Partners (Cayman) L.P. - Cayman Islands Blackstone Family Investment Partnership (Cayman) III L.P. - Cayman Islands Peter G. Peterson - United States
Stephen A. Schwarzman - United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

Common Shares, par value  $0.01

ITEM 2(e). CUSIP NUMBER:

G0692 4 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
(b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act.
(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d) [ ] Investment company registered under Section 8 of the Investment Company Act.
(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

ITEM 4. OWNERSHIP.
(a) Amount beneficially owned:

         Blackstone FI Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BCP FI") is the record holder of 11,961,353 shares of the identified class of securities, Blackstone FI Offshore Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BCP FI Offshore") is the record holder of 2,329,957 shares of the identified class of securities and Blackstone Family Investment Partnership (Cayman) III L.P., a Cayman Islands exempted limited partnership ("BFIP III") is the record holder of 518,335 shares of the identified class of securities.

         As the sole general partner of each of BCP FI and BFIP III and the sole investment general partner of BCP FI Offshore, Blackstone Management Associates (Cayman) III L.P., a Cayman Islands exempted limited partnership ("BMA III") may be deemed to be the beneficial owner of 14,809,645 shares of the identified securities.

         Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA III (the "Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA III. As a result, the Founding Members may be deemed to beneficially own the shares of the identified class of securities that BMA III may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such securities.

(b) Percent of class:

         See item 11 of each cover page, which is based on Item 5 of each cover page.

(c) Number of shares as to which the person has;
         (i) Sole power to vote or direct the vote: See Item 5 of each cover page.
         (ii) Shared power to vote or to direct the vote: See Item 6 of each cover page.
         (iii) Sole Power to dispose or to direct the disposition of: See Item 7 of each cover page.
         (iv)  Shared power to dispose or to direct the disposition of: See
               Item 8 of each cover page.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

BMA III is the sole general partner of BCP FI and BFIP III and the sole investment general partner of BCP FI Offshore and therefore may be deemed to be the beneficial owner of the securities held by such limited partnerships. However, BMA III disclaims that it is a beneficial owner of such securities, except to the extent of its pecuniary interest in such securities. BCP FI, BFIP III and BCP FI Offshore may be deemed to be a group in relation to their respective investments in Axis Capital Holdings Limited.

The Founding Members may be deemed to be a group in relation to their shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the securities held, through BMA III, by BCP FI, BFIP III and BCP FI Offshore.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATIONS.

                                 Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

            BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) III L.P.

              By: Blackstone LR Associates (Cayman) III LDC, its general partner


                  By:
                      -------------------------------
                        Name: Robert L. Friedman
                        Title: Authorized Signatory



Dated: February 10, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  BLACKSTONE FI CAPITAL PARTNERS (CAYMAN) L.P.

                    By: Blackstone LR Associates (Cayman) III LDC,
                        the general partner of its sole general partner


                          By:
                              -------------------------------
                                  Name: Robert L. Friedman
                                  Title: Authorized Signatory



Dated: February 10, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

              BLACKSTONE FI OFFSHORE CAPITAL PARTNERS (CAYMAN) L.P.

               By: Blackstone LR Associates (Cayman) III LDC,
                   the general partner of its sole investment general partner


                          By:
                              -------------------------------
                                  Name: Robert L. Friedman
                                  Title: Authorized Signatory



Dated: February 10, 2004

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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           BLACKSTONE FAMILY INVESTMENT PARTNERSHIP (CAYMAN) III L.P.

                    By: Blackstone LR Associates (Cayman) III LDC,
                        the general partner of its sole general partner


                          By:
                              -------------------------------
                                  Name: Robert L. Friedman
                                  Title: Authorized Signatory


Dated: February 10, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






                                     -----------------------------
                                     PETER G. PETERSON



Dated: February 10, 2004

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






                                          -------------------------------
                                          STEPHEN A. SCHWARZMAN



Dated: February 10, 2004